Exhibit 99.1

Pono Capital Two, Inc. Announces Pricing of $100,000,000 Initial Public Offering

HONOLULU, HAWAII – August 4, 2022 – Pono Capital Two, Inc. (the “Company”) announced today that it priced its initial public offering of 10,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and will begin trading tomorrow, August 5, 2022, under the ticker symbol “PTWOU”. Each unit consists of one share of Class A common stock and one redeemable warrant. Each warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, shares of the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “PTWO” and “PTWOW”, respectively.

EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”), is acting as the sole book running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on August 9, 2022, subject to customary closing conditions.

The Company is a newly incorporated blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. It intends to focus its search for a target business addressing a large market opportunity with a company that is driving its growth through technology. Potential industries that fit this focus are enterprise security and operations applications, cloud-based content and digital streaming services, drone technology and service, Artificial Intelligence (“AI”) companies, consumer healthcare and wellness, biomedical technology, entertainment/gaming companies, distance learning, and e-sports companies. The Company is led by Darryl Nakamoto, Chief Executive Officer, Allison Van Orman, Chief Financial Officer, and Dustin Shindo, Chairman of the Board.

Nelson Mullins Riley & Scarborough LLP is serving as legal counsel to the Company. Kirkland & Ellis LLP is serving as counsel to EF Hutton.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from EF Hutton, Attn: Syndicate Department, 590 Madison Ave., 39th Floor, New York, New York 10022, by telephone at (212) 404-7002, by fax at (646) 861-4697, or by email at syndicate@efhuttongroup.com.

A registration statement on Form S-1 (File No. 333-265571) relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on August 4, 2022. A final prospectus relating to this offering will be filed with the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:
Darryl Nakamoto
Chief Executive Officer

Pono Capital Two, Inc.
Email: darryl@ponocorp.com
Phone: (808) 892-6611